CENTURY REALTY TRUST

BUCKINGHAM PROPERTIES, INC.

320 N. Meridian St., Suite 823

333 N. Pennsylvania St. – 10th Floor

Indianapolis, IN 46204

Indianapolis, IN 46204

Contact:

John I. Bradshaw, Jr.

Contact:  Bradley B. Chambers

Phone:

(317) 632-5467

Phone:

(317) 974-1234

FAX:

(317) 685-1588

FAX:

(317) 974-1238

FOR IMMEDIATE RELEASE

CENTURY REALTY TRUST AND BUCKINGHAM COMPANIES ANNOUNCE COMPLETION OF ASSET TRANSACTION

Century Realty Trust and Buckingham Companies announced that the sale of substantially all of the Trust’s assets to Buckingham closed yesterday.  The Trust will use the net proceeds and other available cash for distributions to shareholders after retiring the Trust’s indebtedness, paying the expenses of the transaction, making distributions to certain minority holders of certain of the Trust’s properties and establishing a reserve for contingencies.

On August 30, 2006, the shareholders of the Trust approved the sale of its 17 properties to Buckingham and a plan of liquidation.  The Trust now intends to distribute the remaining proceeds of sale of the properties as quickly as it reasonably can in two or more dividends.

Murray R. Wise, Chairman of the Board of Trustees, said, “We are delighted that we could respond to the wishes of our shareholders by the sale of Century Realty Trust’s assets to Buckingham, one of our long-time property managers.  We know from experience that our many tenants will continue to enjoy the high quality services that they have had in the past.”

Mr. Bradley B. Chambers, President of Buckingham Companies, added, “We are excited about the addition of Century Realty Trust’s assets to our portfolio.  We have plans for extensive capital reinvestment in many of the properties which we believe will provide value creation over the long term.”

Century Realty Trust is a real estate investment trust based in Indianapolis, Indiana.  Century has 1,806,324 outstanding shares traded on the NASDAQ Capital Market under the symbol CRLTS.  Buckingham is a full-service real estate company that develops, acquires, constructs, owns and manages multifamily apartments, mixed use properties, commercial assets and land for residential development.  Buckingham manages approximately 12,000 multifamily housing units and 176,000 square feet of commercial space and employs 400 people.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

To the extent the Trust makes certain "forward-looking statements" in this press release, such as statements about future plans, goals and other events which have not yet occurred, such statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can generally be identified because they include words such as the Company "believes," "anticipates," "expects" or words of similar import. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements.  These risks and uncertainties include, without limitation, risks associated with fluctuations in interest rates, departures of the Trust’s headquarters personnel, and the loss of the Trust’s status as real estate investment trust for tax purposes. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements.  These statements are based only on the Trust’s knowledge and expectations on the date of this press release.  The Company disclaims any duty to update these statements or other information in this press release based on future events or circumstances.

Indianapolis, IN, October 26, 2006